Registration Statement No. 333-170331
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated February 28, 2013
(To Prospectus dated November 4, 2010)

Pricing Term Sheet

Floating-Rate Notes due 2015

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated February 28, 2013 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated November 4, 2010, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-170331.

Issuer:	The Coca-Cola Company
Security:	Floating Rate Notes due 2015
Offering Format:	SEC Registered
Principal Amount:	$500,000,000
Maturity Date:	March 5, 2015
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based at 3-month LIBOR – 0.02%
Price to Public:	100.000% of principal amount
Spread to Benchmark:	3-month LIBOR – 0.02%
Reference Rate:	Three-month LIBOR
Interest Payment And Reset Dates:	Quarterly on March 5, June 5, September 5, and December 5, commencing on June 5, 2013
Make-Whole Call:	None
Day Count Convention:	Actual / 360
Trade Date:	February 28, 2013
Settlement Date:	March 5, 2013 (T+3)
CUSIP / ISIN:	191216 BB5 / US191216BB52
Denominations:	$2,000 x $1,000

Expected Ratings:	Aa3 (Stable Outlook) by Moody’s Investors Service, Inc. AA- (Stable Outlook) by Standard & Poor’s Ratings Services A+ (Stable Outlook) by Fitch Ratings
Underwriters:

Bookrunners:

BNP Paribas Securities Corp.
Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Co-Managers:

ING Financial Markets LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at (800) 854-5674, Citigroup Global Markets Inc. at (800) 831-9146, Credit Suisse Securities (USA) LLC toll free at (800) 221-1037 or Morgan Stanley & Co. LLC at (866) 718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.